Exhibit 99.1

J&J SNACK FOODS TO ACQUIRE DIPPIN’ DOTS

Acquisition Adds Strong Consumer Brand with Profitable, Growing Business to

J&J’s Portfolio and Expands Production and Distribution Capacity

Transaction Expected to be Accretive to J&J’s Annual Operating Results

Pennsauken, NJ, May 19, 2022 - J&J Snack Foods Corp. (NASDAQ: JJSF) (“J&J” or the “Company”), a leader and innovator in the snack food industry, announced today that it has entered into a definitive agreement to acquire Dippin’ Dots, L.L.C., a leading producer of flash-frozen beaded ice cream treats, for $222 million, subject to customary purchase price adjustments. The transaction will be funded through a combination of cash and senior debt financing and is expected to be accretive to J&J’s annual operating results and is anticipated to close by the end of June 2022, subject to customary closing conditions.

Commenting on the transaction, Dan Fachner, J&J Snack Foods President and Chief Executive Officer stated, “Dippin’ Dots aligns perfectly with J&J’s portfolio strategy by adding an iconic, differentiated brand that uniquely complements our frozen novelty and frozen beverage businesses. With this acquisition, we can further leverage our combined strength in entertainment and amusement locations, theaters, convenience, and supermarkets to realize added scale, operational and go-to-market synergies and create new selling opportunities among an expanded customer base. We are confident this transaction further positions us for accelerated growth across our business.”

An ice cream industry pioneer, Dippin’ Dots uses an innovative and patented cryogenic freezing process to create unique “beaded” ice cream, yogurt, sherbet, and flavored ice products enjoyed by millions of consumers. The company sells its products through national accounts, local accounts, and a franchise network with over 140 franchisees. Dippin’ Dots is headquartered in Paducah, KY, along with a main production facility, warehousing, distribution, and administrative offices. The Company also leases four additional frozen warehouses strategically located in California, Canada, Australia, and China.

Dan Fachner further added, “J&J Snack Foods has completed over 30 value-building transactions throughout the Company’s history, and we have a proven, long-term track record of successfully integrating and scaling niche brands including ICEE, SuperPretzel, Luigis and others. As a part of J&J, we will have the opportunity to leverage our marketing and innovation capabilities to promote Dippin’ Dots and expand distribution into new markets while implementing initiatives to gain added operating efficiencies.”

Ken Plunk, J&J Snack Foods Chief Financial Officer added “Dippin’ Dots presents an opportunity to acquire a company that aligns with our focus on accelerating growth while delivering incremental shareholder value. Financially, we are leveraging our strong balance sheet and healthy liquidity position to acquire a profitable and scalable business that complements our long-term growth strategy. We expect this transaction to be accretive to our Earnings per Diluted Share in the range of $0.30 to $0.40 per share in the first 12 months after closing. This acquisition also provides significant tax benefits contributing to an even more attractive overall valuation.”

Scott Fischer, CEO of Dippin’ Dots, added, “The Dippin’ Dots team is thrilled to be joining the J&J Snack Foods family. As a leader in the snack industry with a number of iconic brands and a strong record of product innovation, we believe J&J Snacks Foods is well-positioned to leverage our unique offering in the market and improve and grow the business going forward.”

About J&J Snack Foods Corp.

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. J&J Snack Foods Corp. has approximately twenty manufacturing facilities and generates more than $1 billion in annual revenue. The Company has a history of strong sales growth and financial performance and remains focused on opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

**SOUR PATCH KIDS is a registered trademark of Mondelēz International group, used under license.

About Dippin' Dots, L.L.C.

Dippin' Dots beaded ice cream was created in 1988 using cryogenic technology to invent an unconventional ice cream that's remarkably fresh and flavorful. Dippin' Dots has produced and distributed its flash frozen tiny beads of ice cream, yogurt, sherbet and flavored ice products that are made at the company's production facility in Paducah, Kentucky. Dippin' Dots distributes its unique frozen products in thousands of franchise locations, theme parks, stadiums, arenas, zoos, movie theaters, fairs and festivals in all 50 states and 7 countries as well providing shipments right to customers' homes. For more information, including franchise opportunities, visit www.dippindots.com. Follow Dippin' Dots on Facebook, Instagram and Twitter.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry and our ability to integrate and grow acquired businesses. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of management. We do not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include consumer spending, price competition, acceptance of new products, the pricing and availability of raw materials, transportation costs, changes in the competitive marketplace the uncertainty and ultimate economic impact of the COVID-19 pandemic, and other risks identified in our annual report on Form 10-K, and our other filings with the Securities and Exchange Commission. Many of these factors are outside of the Company’s control.

Investor Contacts:

Joseph Jaffoni, Jennifer Neuman or Norbert Aja

JCIR

212/835-8500 or jjsf@jcir.com